CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors Protosource Corporation



We consent to the inclusion of our report dated May 26, 2000, except Notes 5 and 12 which are dated August 14, 2000, with respect to the balance sheets of Suncoast Automation, Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholders' deficit, and cash flows for the year ended December 31, 1999 and the period from inception through December 31, 1998, which report appears in this current report on Form 8-K of Protosouce Corporation dated August 22, 2000.



/s/ Cherry, Bekaert & Holland, L.L.P.

St. Petersburg, Florida  August 31, 2000